Exhibit 5.2

July 21, 2010

Flotek Industries, Inc.

2930 W. Sam Houston Pkwy N., Suite 300

Houston, Texas 77043

Ladies and Gentlemen:

We have acted as special counsel in the State of Oklahoma (the “State”) to CESI Chemical, Inc., an Oklahoma corporation (“CESI Inc.”), Padko International Incorporated, an Oklahoma corporation (“Padko”), CESI Manufacturing, LLC, an Oklahoma limited liability company (“CESI LLC”), and Sooner Energy Services, LLC (“SES”), an Oklahoma limited liability company (collectively, the “Oklahoma Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-3 (the “Registration Statement”) of Flotek Industries, Inc., a Delaware corporation (the “Company”), the Oklahoma Guarantors and certain other guarantors (collectively, the “Guarantors”), relating to the offer and sale from time to time by the selling securityholders named in the Registration Statement of (i) up to an aggregate of $36,004,000 principal amount of the Company’s 5.25% Convertible Senior Secured Notes due 2028 (the “Notes”), (ii) up to an aggregate of 8,287,326 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), which includes 5,000,001 shares of Common Stock held by the selling securityholders, 1,582,592 shares of Common Stock issuable upon conversion of the Notes and 1,704,733 shares of Common Stock issuable as payment of subsequent installments due under the Amended and Restated Credit Agreement, dated as of March 31, 2010, among the Company, Whitebox Advisors LLC and the lenders named therein, and (iii) guarantees of the Notes by the Guarantors (the “Guarantees”). The Notes and the Guarantees have been issued pursuant to the Indenture, dated as of March 31, 2010 (the “Base Indenture”), among the Company, the Guarantors a party thereto, and U.S. Bank National Association, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of March 31, 2010, among the Company, the Guarantors a party thereto and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”). The Base Indenture and the Supplemental Indenture are attached as Exhibit 4.5 and Exhibit 4.6, respectively, to the Registration Statement.

DOCUMENTS REVIEWED

In connection with this opinion, we have examined and are familiar with, originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1. Registration Statement;

2. Guarantees executed by the Oklahoma Guarantors (the “Oklahoma Guarantees”);

3. Certificate of Incorporation or Articles of Organization of the Oklahoma Guarantors, as applicable;

4. Bylaws or Operating Agreement of the Oklahoma Guarantors, as applicable; and

OKLAHOMA CITY

20 NORTH BROADWAY, SUITE 1800

OKLAHOMA CITY, OK 73102-8273

TEL: 405.235.7700 • FAX: 405.239.6651

www.crowedunlevy.com

Flotek Industries, Inc.

July 21, 2010

5. Resolutions of the Board of Directors or the Members of the Oklahoma Guarantors, as applicable, with respect to the issuance of the Oklahoma Guarantees; and

6. Certificates of Good Standing of the Secretary of State of Oklahoma, dated July 20, 2010, with respect to each Oklahoma Guarantor.

PRINCIPAL ASSUMPTIONS

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due execution of all documents by the parties (other than the Oklahoma Guarantors) and the delivery of all documents by the parties thereto.

OPINION

Based upon and subject to the assumptions and further qualifications set forth below, we are of the opinion that:

1. Each of CESI Inc. and Padko is validly existing and in good standing under the laws of the State as a domestic corporation.

2. Each of CESI LLC and SES is validly existing and in good standing under the laws of the State as a domestic limited liability company.

3. Each of the Oklahoma Guarantors has the corporate or limited liability company, as applicable, power and authority under the laws of the State of Oklahoma to execute and deliver the Oklahoma Guarantees.

4. The Oklahoma Guarantees issued by each of the Oklahoma Guarantors have been duly authorized, executed and delivered by the Oklahoma Guarantors.

ADDITIONAL ASSUMPTIONS, QUALIFICATIONS AND EXCEPTIONS

A. We assume no responsibility for and, express no opinion with respect to, the accuracy or completeness of the statements in the Registration Statement or the Indenture.

B. We are admitted to practice law only in the State of Oklahoma and this opinion is limited to the laws of the State of Oklahoma (statutory or otherwise), but not of any other jurisdiction other than the federal law of the United States. Furthermore, we express no opinion with respect to the “Blue Sky” laws and regulations of the State of Oklahoma, or any local, county or municipal ordinances, rules or regulations.

C. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Flotek Industries, Inc.

July 21, 2010

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Securities Act or the rules and regulations of the SEC thereunder with respect to any part of the Registration Statement, including this exhibit. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours,

/s/ Crowe & Dunlevy

Crowe & Dunlevy,

A Professional Corporation